N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of December 31st 2015

Fund	Name of Person	Ownership % of Series
COLUMBIA ACORN USA FUND	State Street Bank & Trust Company TTEE of the Trust for the New York State Deferred Compensation Plan	26.41%

COLUMBIA ACORN EMERGING MARKETS	Raymond James FBO Omnibus for Mutual Funds House Acct	27.78%

As of July 1st 2015

Fund	Name of Person	Ownership % of Series